Exhibit 10.11

NORCRAFT HOLDINGS, L.P.

Amended and Restated Management Incentive Plan

1.	Purpose.

The purpose of this Norcraft Holdings, L.P. Amended and Restated Management Incentive Plan (the “Plan”) is to advance the interests of Norcraft Companies, L.P., a Delaware limited partnership (the “Company”), by enhancing the ability of the Company and its Subsidiaries to attract and retain management and employees who are in a position to make significant contributions to the success of the Company and its Subsidiaries, to reward such individuals for their contributions and to encourage such individuals to take into account the long-term interests of the Company and its Subsidiaries. The Plan provides for the award of Class D Units of Norcraft Holdings, L.P. (“Holdings”), a Delaware limited partnership and the parent entity of the Company. Certain capitalized terms are used herein with the specific meanings set forth in Section 10 hereto. Capitalized terms used herein but not defined shall have the meanings given thereto in the Holdings L.P. Agreement.

2.	Eligibility for Awards.

Executive officers and other employees of the Company and its Subsidiaries and other related Persons who in the opinion of the Board of Managers (the “Board”) of Norcraft GP, L.L.C., a Delaware limited liability company and the general partner of Holdings and the Company (the “General Partner”) are in a position to make a significant contribution to the success of the Company and its Subsidiaries shall be eligible to receive awards under the Plan. Persons selected for awards under the Plan are referred to herein as “participants”. As a condition to receipt of an award hereunder, a participant must have joined the Holdings L.P. Agreement as a limited partner thereunder.

3.	Administration.

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board. If no Committee is appointed, all references to the Committee in this Plan and in any Certificate shall be deemed to refer to the Board. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members. The Committee shall have authority, not inconsistent with the express provisions of the Plan: (a) to grant awards to such participants as the Committee may select; (b) to determine the time or times when awards shall be granted and the number of Class D Units subject to each award; (c) to determine the terms and conditions of each award; (d) to prescribe the form or forms of any instruments evidencing awards (each, a “Certificate”) and any other instruments required under the Plan and to change such forms from time to time; (e) to adopt, amend and rescind provisions of the Plan and rules and regulations for the administration of the Plan; and (f) to interpret the Plan and any award granted hereunder and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan or any award granted hereunder. Such determinations of the Committee, so long as made in good faith and not manifestly erroneous, shall be conclusive and shall bind all Persons. The Committee also shall have the authority, both generally and in particular instances, to waive compliance by any participant with any obligation under any award, to waive any condition or provision of any award and to amend or cancel any award (and if any award is canceled and the Committee so elects, to grant a new award on such terms as the Committee shall specify); provided, however, that except as expressly provided in the Holdings L.P. Agreement, the Plan or in any award granted hereunder, the Committee may not take any action with respect to any outstanding award that would adversely affect the rights of the participant under such award disproportionately relative to the rights of other participants, without such participant’s written consent; provided, further, that the foregoing shall not limit the power of the Committee to take the actions contemplated by Section 5 hereof.

The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware.

4.	Effective Date and Term of Plan.

The Plan shall become effective on the date on which it is approved by the Board, which date shall be set forth at conclusion of this Plan. Except as otherwise determined by the Board, no awards shall be granted under the Plan after the tenth anniversary of the date on which the Plan is adopted by the Board, but awards previously granted may extend beyond such date.

5.	Class D Units and Corporate Conversion.

In connection with a conversion of Holdings to corporate form in accordance with Article XIV of the Holdings L.P. Agreement (a “Corporate Conversion”), the Board may, but shall not be required to, convert the Plan (including awards outstanding at the time of such Corporate Conversion) into a stock option plan providing for the mandatory issuance to participants of stock options in exchange for Class D Units outstanding on the date of such Corporate Conversion. Each such stock option shall entitle a participant to purchase common stock of Holdings at an exercise price equal to the Conversion Price with respect to each class D Unit held by such participant. The terms and conditions of such stock option plan and each stock option granted thereunder shall be determined by the Board in its good faith discretion; provided, however, that the conversion of outstanding awards shall be accomplished in an equitable manner which provides similar treatment to similarly situated participants and, to the extent that Class D Units issued hereunder are Vested at the time of such conversion, the stock options issued in exchange therefor shall be immediately exercisable and not subject to further vesting or similar requirements.

6.	Terms and Conditions of Class D Units.

(a) Committee to Determine Terms and Conditions. The Committee will determine the terms and conditions of all awards, subject to the limitations set forth herein.

(b) Vesting and Duration of Class D Units. Unless otherwise indicated in the applicable Certificate, (i) 10% of the aggregate amount of Class D Units that are the subject of any award shall vest on each of the one-year, two-year, three-year, four-year and five-year anniversaries of the first December 31, to occur following the grant of such award (the “Performance-Based Units”), provided that as of such anniversary the Company has met or exceeded certain financial targets (or, in the good faith determination of the Board, is expected to meet or exceed such financial targets), set in good faith by the Board at such time as the Board determines the budget for the Company, with respect to growth, earnings and other financial metrics of the Company for such prior fiscal year and (ii) 10% of the aggregate amount of Class D Units that are the subject of any award shall vest on each of the one-year, two-year, three-year, four-year and five-year anniversaries of the first December 31, to occur following the grant of such award (the “Time-Based Units”), provided, that in the case of each of clause (i) and (ii), the participant is employed by the Company or any of its Subsidiaries on such anniversary. In the event of the termination of employment of a participant for any reason, no Class D Unit which is not Vested at such time shall vest at or after the date of such termination.

(c) Acceleration of Vesting. Notwithstanding the terms of any particular award, the Committee may at any time accelerate the time at which all or any part of such award may vest in its discretion and without the requirement of equivalent treatment among the Units the subject of an award. Any Unvested Time-Based Units shall vest immediately prior to and conditioned upon the consummation of a Change of Control. Any Unvested Performance-Based Units shall vest immediately prior to and conditioned upon the consummation of a Change of Control; provided, that (i) the IRR on the Sponsor Units as of the Change of Control is at least 20% and (ii) Proceeds in connection with the Change of Control is at least an amount that is 2.5 times the aggregate amount of cash paid by the Sponsors for the Sponsor Units.

7.	Purchase Option.

(a) Manager’s Right to Purchase Class A Units. Subject to the terms, conditions and any restrictions set forth herein or in the applicable Certificate, if a participant’s employment with the Company and its Subsidiaries is terminated for any reason, all Class D Units shall be automatically forfeited to the Company, subject to the immediately following sentence. Unless such termination is for Cause or Holdings exercises its call right with respect to the Vested Class D Units held by a terminated participant, the participant shall be entitled, in accordance with this Section 7(a), to purchase one Class A Unit of Holdings for each Vested Class D Unit in accordance with Section 3.2 of the Holdings L.P. Agreement. The right of participants to purchase Class A Units of Holdings set forth in this Section 7(a) shall be referred to as the “Purchase Option.”

(b) Exercise of Purchase Option. Each participant (or such other Person to whom such participant has transferred his or her Units in accordance with the Holdings L.P. Agreement) entitled to and exercising the Purchase Option may exercise such option during the 30-day period commencing on the date of termination by delivering to the Company a written notice signed by such participant (or the Person to whom such participant has transferred his or her Units in accordance with the Holdings L.P. Agreement), which notice (i) shall state the number of Class A Units being purchased (not to exceed the number of Vested Class D Units held by such participant as of the date of termination) and (ii) shall be accompanied by the payment required by Section 3.2 of the Holdings L.P. Agreement with respect to such Vested Class D Units. Payment shall be made in cash or by certified check, bank draft or money order payable to the order of Holdings or as otherwise agreed to by the Board; provided, however, that a participant may elect to convert his or her Vested Class D Units on a “cashless” basis, in which case the number of Class A Units issuable by Holdings upon such conversion shall be reduced by a number equal to the quotient of the amount of the payment required by Section 3.2 of the Holdings L.P. Agreement divided by the fair market value of a Class A Unit as of the date of the conversion (as determined by the Committee in good faith).

(c) Delivery of Class A Units. Upon receipt of payment of the Conversion Price pursuant to Section 7(b), Holdings shall issue to the participant (or the participant’s legal representative, executor, administrator or heirs, if applicable) in accordance with the Holdings L.P. Agreement the number of Class A Units specified in the notice provided under Section 7(b).

8.	Certain Rights.

Neither the adoption of the Plan nor the grant of any award hereunder shall confer upon any participant any right to continue as an officer or employee of the Company or any Subsidiary of the Company, or affect in any way the right of the Company or any of its Subsidiaries to terminate such participant at any time. The loss of existing or potential profit from awards granted under this Plan shall in no event constitute an element of damages in the event of any dispute between any participant on the one hand, and Holdings and its Subsidiaries on the other, even if such dispute arises from the breach of the Company of any obligation of the Company to such participant (by contract or otherwise).

No Class D Unit or any interest or participation therein may be transferred other than in accordance with the Holdings L.P. Agreement.

9.	Effect of Termination.

Neither the adoption of the Plan nor the grant of awards to a participant shall affect the Company’s right to make awards to such participant that are not subject to the Plan, to issue to such participant additional bonuses or otherwise or to adopt other plans or arrangements under which Class D Units may be issued. The Committee may at any time discontinue granting awards under the Plan. The termination of the Plan will not affect awards issued prior thereto.

10.	Definitions. Certain Definitions. The following terms, as used herein, have the following meanings:

“Holdings L.P. Agreement” means the Amended and Restated Agreement of Limited Partnership of Holdings dated as of October 21, 2003.

“IRR” shall mean the internal annual rate of return, calculated in a manner consistent with the “IRR” function in Microsoft Corporation’s Excel spreadsheet software (based on a year of twelve thirty-day months), realized (or deemed to be realized) by the Sponsors on the Sponsor Units, such rate of return to be calculated on (i) the cash outflow consisting of the aggregate cash paid by the Sponsors for the Sponsor Units and (ii) the series of cash inflows consisting of all amounts realized by the Sponsors in respect of the Sponsor Units other than in respect of Tax Distributions. For purposes of such calculation, (A) the cash outflow and each cash inflow shall be deemed to have occurred on the last day of the calendar month in which it occurred, and (B) an amount shall not be treated as a cash inflow unless and until actually received in cash.

“Proceeds” shall mean net cash proceeds realized by the Sponsors in respect of the sale of the Sponsor Units (or realized in respect of the sale of securities acquired in respect of the sale of Sponsor Units).

“Sponsors” shall mean the investors in the original SKM Limited Partner and the original TCP Limited Partner.

“Sponsor Units” shall mean the Class A Units purchased by the original SKM Limited Partners and the original TCP Limited Partners, together with any other securities of Holdings issued upon conversion thereof or in exchange therefore.

“Subsidiary” means any Person that is controlled, either directly or indirectly by the Company or the General Partner.

“Unvested” with respect to any Unit, means any Class D Unit which has not Vested.

“Vested” with respect to any Unit, means any Class D Unit which is the subject of any award at such time or times that all vesting and forfeiture provisions as the Committee shall have specified in this Plan, or in any applicable Certificate, shall have lapsed.

Approved as of June 21, 2004